Exhibit 99.1

COMBINED FINANCIAL STATEMENTS
MWV Community Development and Land Management Business
(a business of MeadWestvaco Corporation)

Years Ended December 31, 2012 and 2011
and Nine Months Ended September 30, 2013 and 2012 (Unaudited)
With Report of Independent Auditors

Exhibit 99.1

MWV Community Development and Land Management Business
Combined Financial Statements
Years Ended December 31, 2012 and 2011
and Nine Months Ended September 30, 2013 and 2012 (Unaudited)
Contents

Report of Independent Auditors                                1

Combined Balance Sheets                                    2

Combined Statements of Operations                                3

Combined Statements of Equity                                4

Combined Statements of Cash Flows                                5

Notes to Combined Financial Statements                            6

Exhibit 99.1

Report of Independent Auditors

To MeadWestvaco Corporation:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, equity, and cash flows present fairly, in all material respects, the financial position of MeadWestvaco Corporation's Community Development and Land Management business (the “CDLM business”) at December 31, 2012 and 2011, and its results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the CDLM business’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
January 13, 2014

Exhibit 99.1

MWV Community Development and Land Management Business
Combined Balance Sheets
(In thousands)

	December 31		September 30
	2012	2011	2013
			(Unaudited)
Assets
Cash and cash equivalents	$75	$76	$75
Accounts receivable	3,280	2,991	1,864
Land held for sale	158	13	2,486
Other current assets	900	1,573	724
	4,413	4,653	5,149

Development assets	183,201	165,066	196,062
Timber and timberlands, net	156,081	179,958	144,079
Mineral rights, net	963	997	944
Property, plant and equipment, net	13,874	17,831	13,365
Equity investments	4,069	—	14,631
Build-to-suit asset	—	—	8,827
Other assets	5,823	8,299	6,963
Total assets	$368,424	$376,804	$390,020

Liabilities
Short-term portion of deferred income	$3,194	$6,776	$5,885
Accrued expenses	2,157	2,910	4,957
Accrued taxes	1,947	2,168	2,559
Trade payables	1,672	1,130	2,465
Other current liabilities	985	627	1,441
	9,955	13,611	17,307

Build-to-suit liability	—	—	8,827
Long-term portion of deferred income	1,170	895	7,667
Deferred taxes	49,192	55,388	38,504
Other liabilities	12,382	9,544	11,252
Total liabilities	72,699	79,438	83,557

Equity
Net parent investment	295,725	297,366	306,463
Total liabilities and equity	$368,424	$376,804	$390,020
See accompanying notes.

Exhibit 99.1

MWV Community Development and Land Management Business
Combined Statements of Operations
(In thousands)

	Year Ended		Nine Months Ended
	December 31		September 30
	2012	2011	2013	2012
			(Unaudited)

Timberland sales	$99,199	$72,773	$86,991	$66,975
Timber sales	71,049	70,157	48,779	53,942
Mineral and energy sales	14,839	12,383	7,804	11,064
Lease revenue	4,712	5,098	3,381	3,617
Other revenue	3,444	1,711	1,670	1,664
Total revenue	193,243	162,122	148,625	137,262
Cost of sales	93,137	90,348	66,597	71,137
Selling, general and administrative expenses	17,422	17,267	10,114	11,930
Other operating income, net	(400)	(1,447)	(339)	(316)
Loss (income) from equity method investees	87	(9,850)	968	87
Interest expense	211	48	—	158
Income before income taxes	82,786	65,756	71,285	54,266
Provision for income taxes	(32,259)	(25,464)	(26,729)	(19,450)
Net income	$50,527	$40,292	$44,556	$34,816
See accompanying notes.

Exhibit 99.1

MWV Community Development and Land Management Business
Combined Statements of Equity
(In thousands)

Total
Equity

Balance at December 31, 2010	$265,200
Net income	40,292
Net distributions to parent(1)	(8,126)
Balance at December 31, 2011	297,366
Net income	50,527
Net distributions to parent(1)	(52,168)
Balance at December 31, 2012	295,725
Net income (unaudited)	44,556
Net distributions to parent(1) (unaudited)	(33,818)
Balance at September 30, 2013 (unaudited)	$306,463

(1)Including net corporate allocations, reclassifications and eliminations
See accompanying notes.

Exhibit 99.1

MWV Community Development and Land Management Business
Combined Statements of Cash Flows
(In thousands)

	Year Ended		Nine Months Ended
	December 31		September 30
	2012	2011	2013	2012
			(Unaudited)
Cash flows from operating activities
Net income	$50,527	$40,292	$44,556	$34,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and depletion	9,447	10,855	4,120	7,140
Loss (income) from equity method investees	87	(9,850)	968	87
Cash effects of changes:
Accounts receivable	(288)	(969)	1,416	184
Development assets	(18,225)	(8,895)	(12,907)	(14,248)
Timberland holdings	19,410	(9,312)	7,285	21,989
Short-term portion of deferred income	(3,305)	2,238	9,186	(1,434)
Trade payables and accrued expenses	4,335	(6,646)	1,905	3,556
Other	(7,864)	(7,697)	(10,495)	(7,323)
Net cash provided by operating activities	54,124	10,016	46,034	44,767

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,090)	(1,945)	(1,180)	(790)
Collection of note receivable	4,000	—	—	—
(Investment in) proceeds from equity method investees	(4,911)	5	(11,059)	(842)
Net cash (used in) provided by investing activities	(2,001)	(1,940)	(12,239)	(1,632)

Cash flows from financing activities
Debt issuance costs	44	9	23	44
Distributions to parent, net	(52,168)	(8,126)	(33,818)	(43,180)
Net cash used in financing activities	(52,124)	(8,117)	(33,795)	(43,136)
Net decrease in cash and cash equivalents	(1)	(41)	—	(1)

Cash and cash equivalents
Beginning of the period	76	117	75	76
End of the period	$75	$76	$75	$75
Income taxes paid during the period	$7,671	$8,391	$5,697	$5,455
See accompanying notes.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

1. Significant Accounting Policies
Description of the Business and Basis of Presentation
These combined financial statements present the historical results of the Community Development and Land Management Business (the “CDLM business”) and consolidated subsidiaries. The CLDM business is a combination of consolidated subsidiaries of MeadWestvaco Corporation (“MWV”). For the periods included in these combined financial statements, the CDLM business managed land and related assets in the Southeastern region of the U.S. owned by MWV. Operations include real estate development, forestry operations and leasing activities. Real estate development includes (i) selling non-core forestlands primarily for recreational and residential uses, (ii) entitling and improving high-value tracts, and (iii) master planning select landholdings. Forestry operations include growing and harvesting softwood and hardwood on MWV’s forestlands for external consumption and for use by MWV’s mill-based business. Leasing activities include fees from third parties undertaking mineral extraction operations, as well as fees from recreational leases on the forestlands.
The CDLM business has historically been managed as a stand-alone segment of MWV. Certain corporate shared services were provided to the CDLM business for activities utilized by the segment. All significant inter-company transactions with other MWV entities have been eliminated in combination.
Related-Party Transactions
These combined financial statements include allocated expenses associated with centralized MWV support functions, including legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. The costs associated with these functions generally include payroll and benefit costs, as well as related overhead costs. These combined financial statements also include allocated costs associated with MWV’s office facilities, corporate insurance coverage and medical, pension, post-retirement and other health plan costs attributed to the CDLM business’ employees participating in MWV’s sponsored plans. Allocations are generally based on a number of utilization measures, including employee count and proportionate effort. In situations that determinations based on utilization are impracticable, MWV and the CDLM business use other methods and criteria such as headcount which are believed to result in reasonable estimates of costs attributable to the CDLM business.
All such amounts have been assumed to have been paid by the CDLM business to MWV in the period in which the costs were recorded in the combined financial statements.
The CDLM business and MWV management believe the related-party allocations included in these combined financial statements have been made on a reasonable basis. However, these combined financial statements may not necessarily be indicative of the results of operations that would have been obtained if the CDLM business had operated as a separate entity during the periods presented. Consequently, the CDLM business’

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

future earnings if operated as an independent business could include items of income and expense that are materially different from what is included in these combined statements of operations. Accordingly, the combined financial statements for the periods presented are not necessarily indicative of the CDLM business’ future combined financial position, results of operations and cash flows.
Equity is affected by the CDLM business’ operating results, including expense allocations from MWV and cash transfers between the CDLM business and MWV, including settlement of intercompany transactions and amounts paid or received related to interest and domestic income taxes, as MWV manages all treasury activities, such as the investment of surplus cash and domestic tax activities of the CDLM business. All MWV funding to the CDLM business since inception has been accounted for as capital contributions from MWV and all cash remittances from the CDLM business to MWV have been accounted for as distributions to MWV.
Use of Estimates
The preparation of these combined financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Product Concentrations and Other Risks
Sales of the CDLM business’ timberlands and timber and wood products are dependent upon the economic conditions of South Carolina, West Virginia and Virginia, which are in part the CDLM business’ main markets. Worsening conditions in these markets for these products could have a significant effect on the CDLM business’ combined results of operations.
In addition, the CDLM business engages in value-added real estate development activities, including obtaining entitlements and establishing joint ventures and other development-related arrangements. The ability to execute plans to divest or otherwise realize the greater value associated with its landholdings may be affected by the following factors, among others: (i) general economic conditions, including credit markets and interest rates, (ii) local real estate market conditions, including competition from sellers of land and real estate developers, and (iii) the impact of federal, state and local laws and regulations affecting land use, land use entitlements, land protection and zoning.
Revenue Recognition
Timber sales are recognized when legal ownership and the risk of loss transfers to the purchaser and the quantity sold is determinable. The CDLM business sells timber under delivered log agreements, as well as through sales of standing timber (or “stumpage”). For delivered sales, revenue, which includes amounts billed for shipping and handling (logging and hauling of timber), is recognized when the log is delivered to the customer. Stumpage is sold using pay-as-cut or timber deed sale agreements. Under a pay-as-cut sales contract, the purchaser acquires the right to harvest specified timber on a tract, at an agreed-upon price per unit. The

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

sale and any related advances are recognized as revenue as the purchaser harvests the timber on the tract. Under a timber deed sale, the buyer agrees to purchase and harvest specified timber on a tract of land over the term of the contract (usually less than 18 months). Unlike a pay-as-cut sales contract, risk of loss and title to the timber transfer to the buyer when the contract is signed. The buyer also pays the full purchase price when the contract is signed.
Revenue from the sale of real estate is recognized when the sale has been consummated, the buyer’s initial and ongoing payments are adequate, the risks and rewards of owning the property have transferred to the buyer, and the CDLM business has no continuing involvement with the property. Under these circumstances, the CDLM business uses the full accrual method of recognizing revenue if the buyer’s initial and continuing investment is adequate; otherwise, revenue is generally recognized under the cost recovery method or deposit method, depending on the circumstances.
The CDLM business sells timberlands to a single buyer under a multi-period contract covering a series of prescheduled closings and/or options. Under these multi-period contracts, once title and risk of loss have transferred to the buyer for individual properties, the properties sold cannot be returned for a refund. However, deposits for future closings under multi-period contracts may be refunded under certain circumstances. The CDLM business treats each closing under a multi-period arrangement as a separate sale. Revenue in connection with a multi-period contract is generally recognized at closing equal to the lesser of the non-refundable consideration received or an allocation of total consideration based on fair value.
Cash and Cash Equivalents
Cash and cash equivalents includes amounts that are either in the CDLM business’ bank accounts or represent deposits in transit.
Accounts Receivable
Accounts receivable is generally presented net of an allowance for doubtful accounts. For all periods presented, the allowance for doubtful accounts was deemed immaterial. Accounts are deemed past due based on payment terms. The allowance for doubtful accounts represents management’s estimate of uncollectible accounts receivable and is based on historical losses, recent collection history, credit ratings of individual customers and existing economic conditions.
Development Assets
Development assets are stated at cost and represent land held for future development and related capitalized direct development costs. Direct development costs are comprised mainly of entitlements, utilities, roads and other infrastructure costs. The CDLM business evaluates its development assets for potential impairment whenever circumstances indicate the book basis of an asset group may not be recoverable. The CDLM business considers each individual project to be a separate asset group based on identifiable cash flows.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

Timber and Timberlands
Timber and timberlands are stated at cost, less accumulated depletion for timber previously harvested. The CDLM business capitalizes timber and timberland purchases along with reforestation costs and other costs associated with the planting and growing of timber incurred during the three years subsequent to harvesting, such as site preparation, growing or purchases of seedlings, planting, fertilization, herbicide application and the thinning of tree stands to improve growth. The CDLM business presents timber and timberland purchases and the capitalized costs described above, net of proceeds from dispositions, within operating activities in the combined statements of cash flows. Timber carrying costs, such as real estate taxes, insect control, wildlife control, leases of timberlands and forest management personnel salaries and fringe benefits, are expensed as incurred.
Timber is depleted as timber is cut at rates determined annually, based on the relationship of undepleted timber costs to the estimated volume of recoverable timber. Timber volumes used in calculating depletion rates are based upon merchantable timber volumes at a specific point in time.
Mineral Rights
Mineral rights are stated at cost, less accumulated depletion. The CDLM business capitalizes the cost of obtaining mineral rights. A portion of the purchase price is charged against income (depletion expense), as the CDLM business recognizes royalty income from the sale of the products extracted from the quarries. Depletion rates are determined annually based on the relationship between the net carrying values of the mineral rights over the estimated remaining tons of mineral reserves.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Replacements of major units of property are capitalized, and the replaced units are retired. Replacement of minor components of property and repair and maintenance costs are charged to expense as incurred.
The CDLM business evaluates its long-lived assets for potential impairment whenever circumstances indicate the book basis of an asset group may not be recoverable.
All property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets. Useful lives are 10 to 20 years for infrastructure, 20 to 40 years for office facilities, 5 to 10 years for software, 20 years for land improvements, and 5 to 30 years for machinery and equipment and furniture and fixtures. Leasehold improvements are depreciated over the lease term or estimated useful life, whichever is shorter. Infrastructure costs are comprised mainly of utilities and roads that are not directly related to development assets. The cost and related accumulated depreciation of property sold or retired are removed from the accounts and any gain or loss is recorded.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

Income Taxes
The CDLM business historically is not an income taxpayer, as its results and related tax obligations, if any, are included in the consolidated tax returns of MWV. The income tax provision included in these combined financial statements was calculated on a separate return basis, as if the CDLM business was a separate taxpayer.
Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect enacted tax rates in effect for the years the differences are expected to reverse. The CDLM business evaluates the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that it will realize its deferred tax assets in the future.
The CDLM business recognizes tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such a position are measured based upon the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The CDLM business recognizes interest and penalties related to unrecognized tax benefits within the income tax provision.
Pension and Postretirement Benefits
The employees of the CDLM business are participants in various defined benefit pension and postretirement benefit plans sponsored by MWV, and the related assets and liabilities are combined with those related to other MWV businesses. MWV manages its domestic pension and postretirement benefit plans on a combined basis, and claims data and liability information related to the CDLM business are aggregated and combined, by plan, with those related to other MWV businesses. As a result, no assets or liabilities are included in the CDLM business’ combined balance sheets and pension and postretirement expense has been charged on a multiemployer plan basis.
Pension expense recorded by the CDLM business with respect to the defined benefit pension plan for the years ended December 31, 2012 and 2011 was $935 thousand and $908 thousand, respectively, and $787 thousand and $697 thousand for the nine months ended September 30, 2013 and 2012, respectively (unaudited).
Accounting for Equity Method Investments
In 2012, the CDLM business contributed $3,900 thousand in exchange for a 70% ownership interest in Magnolia/ARC, LP (“Magnolia”). Magnolia is the owner of 283.471 acres of real property located in Charleston County, South Carolina. The CDLM business accounts for its interest in this venture under the equity method of accounting because the minority owners have substantive participating rights. See Note 10 for further information.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

Shipping and Handling Costs
Costs incurred for the transportation of timber are included in cost of sales.
New Accounting Pronouncement
Accumulated Other Comprehensive Income
In February 2013, the Financial Accounting Standards Board issued additional guidance regarding reclassifications out of accumulated other comprehensive income (“AOCI”). The new guidance requires entities to report the effect of significant reclassifications out of AOCI on the respective line items in net income (loss) unless the amounts are not reclassified in their entirety to net income (loss). For amounts that are not required to be reclassified in their entirety to net income (loss) in the same reporting period, entities are required to cross-reference other disclosures that provide additional detail about those amounts. For the CDLM business, the new guidance is effective prospectively for annual periods beginning January 1, 2014, with early adoption permitted. The CDLM business has not elected to early adopt the guidance. The CDLM business expects there will be no impact to financial results, as the guidance relates only to additional disclosures.
Fair Value Measurements and Disclosures
ASC 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The CDLM business does not hold any financial instruments that are required to be measured at fair value on a recurring basis.
The CDLM business’ financial instruments consist principally of cash, receivables and trade payables. The carrying amounts of cash and cash equivalents, receivables, and trade payables approximate fair value due to the short-term maturity of these instruments.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

2. Other Current Assets
Other current assets consisted of the following (in thousands):

	December 31		September 30
	2012	2011	2013
			(Unaudited)

Deferred tax asset	$728	$1,392	$—
Prepaid expenses	124	134	681
Inventory	48	47	43
	$900	$1,573	$724

3. Timber and Timberlands
Timber and timberlands consisted of the following (in thousands):

	December 31		September 30
	2012	2011	2013
			(Unaudited)

Merchantable timber	$70,879	$74,913	$62,904
Pre-merchantable timber	45,522	58,953	43,370
Rural land	38,083	43,509	36,207
Core forestland	1,567	1,566	1,577
Other	30	1,017	21
	$156,081	$179,958	$144,079

The CDLM business recorded timber abandonment costs of $616 thousand and $1,217 thousand for the years ended December 31, 2012 and 2011, respectively, and $460 thousand and $160 thousand for the nine months ended September 30, 2013 and 2012 (unaudited), respectively. These costs represent mortality of eucalyptus due to draught and other environmental factors, and are recorded within costs of sales in the combined statements of operations.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

4. Mineral Rights
Mineral rights consisted of the following (in thousands):

	December 31		September 30
	2012	2011	2013
			(Unaudited)

Coal	$816	$841	$803
Limestone	147	156	141
	$963	$997	$944

As of September 30, 2013, the CDLM business had estimated reserves of 26.7 million tons and 19.5 million tons of coal and limestone, respectively.
5. Property, Plant and Equipment
Property, plant and equipment consisted of the following (in thousands):

	December 31		September 30
	2012	2011	2013
			(Unaudited)

Infrastructure	$73,690	$74,220	$73,123
Office facilities	15,332	15,510	13,447
Software	2,892	2,892	2,892
Land improvements	2,806	2,190	2,923
Machinery and equipment	1,839	1,845	2,022
Furniture and fixtures	1,452	1,700	1,265
Tenant improvements	111	246	601
	98,122	98,603	96,273
Less: accumulated depreciation	(84,248)	(80,772)	(82,908)
	$13,874	$17,831	$13,365

Depreciation expense, excluding impairment charges, was $4,441 thousand and $5,503 thousand for the years ended December 31, 2012 and 2011, respectively, and $1,345 thousand and $3,332 thousand for the nine months ended September 30, 2013 and 2012, respectively (unaudited).

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

6. Income Taxes
Income before income taxes is as follows (in thousands):

	Year Ended December 31
	2012	2011

Income	$82,786	$65,756

The significant components of the income tax provision are as follows (in thousands):

	Year Ended December 31
	2012	2011
Current:
Federal	$32,959	$28,005
State and local	4,768	3,908
	37,727	31,913
Deferred:
Federal	(5,459)	(6,034)
State and local	(9)	(415)
Benefit for deferred income taxes	(5,468)	(6,449)

Income tax provision	$32,259	$25,464

The following table summarizes the major differences between taxes computed at the federal statutory rate and the actual income tax provision attributable to continuing operations (dollar amounts in thousands):

	Year Ended December 31
	2012	2011

Income tax provision computed at the federal statutory rate of 35%	$28,975	$23,015
State and local income taxes, net of federal benefit	3,096	2,130
Other	188	319
Income tax provision	$32,259	$25,464
Effective tax rate	39.0%	38.7%

For the nine months ended September 30, 2013 and 2012, the effective tax rates attributable to continuing operations were approximately 39% for both periods (unaudited). The differences in the effective tax rates

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

for the nine months ended September 30, 2013 and 2012 compared to statutory rates are primarily due to state and local taxes.
The current and non-current deferred tax assets and liabilities are as follows (in thousands):

	December 31
	2012	2011
Deferred tax assets:
Partnerships and joint ventures	$1,089	$1,086
Section 263A forestry reserve	6,625	4,001
Employee benefits	2,965	3,208
Other accruals and reserves	1,062	2,308
Other	461	205
Total deferred tax assets	12,202	10,808

Deferred tax liabilities:
Depreciation and depletion	(60,666)	(64,804)
Total deferred tax liabilities	(60,666)	(64,804)
Net deferred liability	$(48,464)	$(53,996)

Included in the combined balance sheet:
Current assets - deferred tax asset	$728	$1,392
Noncurrent deferred tax liability	(49,192)	(55,388)

Net deferred liability	$(48,464)	$(53,996)

All income tax filing years subsequent to and including 2006 for U.S. federal and various state and local jurisdictions remain open to examination by the taxing authorities. As of December 31, 2012 and 2011 the Company did not record a liability related to accounting for uncertainty in income taxes. The Company regularly evaluates the likelihood of additional assessments resulting from the impact of current and future examinations and continues to monitor whether it is adequately recorded.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

7. Other Liabilities
Other liabilities consisted of the following (in thousands):

	December 31		September 30
	2012	2011	2013
			(Unaudited)

Employee benefits	$7,400	$5,601	$4,950
Other long-term liabilities	4,982	3,943	6,302
Total other liabilities	$12,382	$9,544	$11,252

8. Build-to-Suit Asset/Liability
On December 12, 2012, MWV-Nexton Office 1, LLC (“Nexton”), a wholly-owned subsidiary of the CDLM business, entered into a joint venture with the Rockefeller Development Group to develop 7.7 acres of land, primarily for the construction and subsequent leasing of a 100,000 square feet office building. Contemporaneous with creation of the joint venture, the CDLM business entered into a lease agreement with the joint venture entity as lessor and the CDLM business as lessee of 35,000 square feet, at a rental rate of $24.50 per square foot or $857,500 annually, increasing at a rate of approximately 3% per year, for a period of 15 years. Nexton contributed the 7.7 acres of land that will be developed, creating an instance of involvement during the construction period that resulted in the CDLM business being the owner of the asset during the construction period. The transaction did not have an impact as of December 31, 2012 and is presented as an asset and a corresponding liability of $8,827 thousand as of September 30, 2013.
9. Contractual Obligations
As part of the sale of MWV’s kraft paper mill in July 2008, the CDLM business committed to continue to supply pulpwood to the buyer through 2023. To fulfill this commitment, the CDLM business has entered into non-cancellable commitments to purchase pine pulpwood. The amount of this commitment at September 30, 2013 is 92,500 tons of pine pulpwood from 2014 through 2018 and 80,000 tons of pine pulpwood from 2019 through 2023.

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

10. Equity Method Investment
The following table summarizes the CDLM business’ material unconsolidated equity investment at the dates indicated (in thousands):

	December 31		September 30,
	2012	2011	2013
			(Unaudited)

Investment in Magnolia	$3,868	$—	$3,986

The following tables present the summarized financial information for the CDLM business’ equity investment in Magnolia (in thousands):

	December 31		September 30,
	2012	2011	2013
			(Unaudited)
Balance sheet data:
Current assets	$—	$—	$14
Non-current assets	5,557	—	6,330
Current liabilities	390	—	650
Non-current liabilities	—	—	—

	December 31		Nine Months Ended September 30
	2012	2011	2013	2012
			(Unaudited)
Statement of operations data:
Revenues	$—	$—	$—	$—
Cost of sales	312	—	684	—
Operating loss	(358)	—	(684)	—
Net loss	(358)	—	(684)	—

11. Subsequent Event
On December 6, 2013, MWV completed (a) the sale of its U.S. forestlands, consisting of approximately 501,000 acres of timberlands in Alabama, Georgia, South Carolina, Virginia and West Virginia, and certain related mineral assets to certain subsidiaries of Plum Creek Timber Company, Inc. (“Plum Creek”) for aggregate consideration of approximately $934 million, of which approximately $74 million was in cash and

Exhibit 99.1

MWV Community Development and Land Management Business
Notes to Combined Financial Statements (continued)

$860 million was in the form of a ten-year installment note from Plum Creek, and (b) the establishment of a partnership with a subsidiary of Plum Creek with respect to MWV’s approximately 109,000 acres of diversified development lands in the Charleston, S.C., region, to which Plum Creek invested approximately $152 million. MWV will retain certain assets and liabilities related to the CDLM business which are included within these combined financial statements.